Exhibit 4.1(a)

EXECUTION COPY

AMENDMENT NO. 16 TO THE AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS AMENDMENT NO. 16 TO THE AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of July 31, 2013 is among VOLT FUNDING CORP., a Delaware corporation (the “Seller”), VOLT INFORMATION SCIENCES, INC., a New York corporation, in its individual capacity (“Volt”) and in its capacity as servicer (in such capacity, the “Servicer”), MARKET STREET FUNDING LLC, a Delaware limited liability company (“Market Street”), as a Buyer (the “Buyer”), PNC BANK, NATIONAL ASSOCIATION, a national banking association, (“PNC”), as Buyer Agent for Market Street, (the “Buyer Agent”), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Administrator (in such capacity, the “Administrator”).

BACKGROUND

WHEREAS, in accordance with the terms of that certain Amended and Restated Receivables Purchase Agreement dated as of June 3, 2008, among the Seller, the Servicer, Volt, the Buyer, the Buyer Agent and the Administrator (as amended, supplemented and/or otherwise modified prior to giving effect to this Amendment, the “Amended and Restated Receivables Purchase Agreement”), Volt has delivered its audited financial statements for its fiscal years ended November 1, 2009 and October 31, 2010, along with restated financials for its fiscal year ended November 2, 2008; and

WHEREAS, Volt anticipates there may be a further delay in the delivery of its audited financial statements for its fiscal years ended October 30, 2011 and October 28, 2012; and

WHEREAS, in light of the foregoing, and in furtherance of the continuation of the securitization program maintained under the Amended and Restated Receivables Purchase Agreement, the parties hereto desire to further amend the Amended and Restated Receivables Purchase Agreement in order to (among other things) extend the date for delivery of such financial statements in the manner and to the extent provided in this Amendment;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Amended and Restated Receivables Purchase Agreement.

SECTION 2.          Amendments to Amended and Restated Receivables Purchase Agreement.  Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Amended and Restated Receivables Purchase Agreement is hereby amended as follows:

(a)    The definition of “Concentration Limit” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“‘Concentration Limit’ shall mean, as of any date of determination, with respect to all of the Eligible Receivables owing from a single Obligor (except for an Obligor listed on Exhibit H), together with Receivables owing from its subsidiaries and other Affiliates, an amount equal to three and one-half percent (3.5%) of the aggregate of the Account Balances of the Eligible Receivables in the Receivables Pool outstanding as of the last day of the most recently completed Accounting Period; provided that such percentage shall be increased for any applicable Obligor to the highest level for which such Obligor qualifies, as determined at the end of the Accounting Period most recently completed, in accordance with the following table:

OBLIGOR GROUP	CONCENTRATION LIMIT OF PARTICULAR OBLIGOR (AND SUBSIDIARIES AND OTHER AFFILIATES)	SHORT-TERM RATING FROM S&P/MOODY’S	LONG-TERM SENIOR UNSECURED DEBT RATING FROM S&P/MOODY’S
AA	16%	A-1+/P-1	at least AA/ at least Aa2
A	14%	A-1/P-1	at least A+ but less than AA/ at least A1 but less than Aa2
B	8%	A-2/P-2	at least BBB+, but less than A+/ at least Baa1, but less than A1
C	6%	A-3/P-3	at least BBB-, but less than BBB+/ at least Baa3, but less than Baa1
D	3.5%	Not Applicable	Not Applicable

If the Obligor’s short-term debt obligations are rated by both S&P and Moody’s, the applicable concentration level is the highest level in respect of which the short-term debt obligation rating in respect of the Obligor by each agency is at least equal to the rating set forth in the third column; provided, however, if rated by only one such agency, the concentration level is one level lower than the level satisfied for that agency (but not below 3.5%).  If the Obligor’s short-term debt obligations are unrated by either agency but its long-term debt obligations are rated by one or both agencies, then the applicable concentration level is the highest level in respect of which the long-term debt obligation rating in respect of the Obligor by each agency is at least equal to the rating set forth in the fourth column; provided, however, if rated by only one such agency, the concentration level is one level lower than the level satisfied for that agency (but not below 3.5%); provided further, that such proviso should not apply if the Obligor is rated by only one such agency and such rating is at least AA or Aa2.  Notwithstanding the foregoing, (x) the applicable percentage shall be an amount equal to sixteen percent (16%) for all the Eligible Receivables owing from Microsoft Corporation (together with Eligible Receivables owing from its subsidiaries and other Affiliates) whether or not said Obligor has rated debt; and (y) the applicable Concentration Limit of any particular Obligor may be (a) increased in respect of such particular Obligor with the prior written consent of the Buyer Agents or (b) in the sole discretion of the Administrator upon five (5) Business Days prior notice to the Seller decreased in respect of such particular Obligor. It being understood that any change to the definition of Concentration Limit shall be subject to the Rating Agency Condition, if required.”

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(b)    The definition of “Concentration Reserve Percentage” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended by adding the following sentence immediately after the end of such definition:

“For the avoidance of doubt (i) the Account Balances of all the Eligible Receivables owing from Group AA Obligors shall not be included in the calculation of the Concentration Reserve Percentage and (ii) notwithstanding the fact that the applicable Concentration Limit for all the Eligible Receivables owing from Microsoft Corporation (together with Eligible Receivables owing from its subsidiaries and other Affiliates) is 16% (until such time as such percentage is increased or decreased in accordance with the terms of the definition of Concentration Limit), if at any time Microsoft Corporation (or its subsidiaries or other Affiliates) is less than a Group AA Obligor in accordance with terms of definition of Concentration Limit for determining Obligor Groups then the Account Balances of all the Eligible Receivables owing from Microsoft Corporation (together with Eligible Receivables owing from its subsidiaries and other Affiliates) shall be subject to the terms of the definition of Concentration Reserve Percentage.”

(c)   Clause (i) of the definition of “Expiration Date” in Section 1.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

     “(i)     December 31, 2014,”

(d)   Section 9.03(b)(ii) of the Amended and Restated Receivables Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(ii)          as soon as practicable and in any event within 100 days after the close of each fiscal year of the Servicer during the term of this Agreement, an audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as at the close of such fiscal year and audited consolidated statements of income and cash flows of the Servicer and its consolidated subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied throughout the periods reflected therein, all in reasonable detail and certified (with respect to the consolidated financial statements) by independent certified public accountants of recognized standing selected by the Servicer and satisfactory to the Administrator, whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not satisfactory to the Administrator; provided, however, that with respect to such audited consolidated balance sheet of the Servicer and its consolidated subsidiaries as of the close of the fiscal years ended October 30, 2011 and October 28, 2012 and such audited consolidated statement of income and cash flows of the Servicer and its consolidated subsidiaries for the fiscal years ended October 30, 2011 and October 28, 2012, such balance sheet, statement of income and cash flows shall be furnished to the Administrator and each Buyer Agent no later than December 31, 2013.”

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(e)           Section 10.01 of the Amended and Restated Receivables Purchase Agreement is hereby amended by deleting the period at the end of clause (r) and replacing it with “; or” and inserting the following clause (s) immediately thereafter:

“(s)           as a result of the Seller’s or the Servicer’s actions or inactions the assignment and assumption of all of Market Street’s right, title, interest and obligations in the Participation Interest, the Agreement and all the other Purchase Documents to and by PNC and any corresponding amendments to this Agreement and the other Purchase Documents shall have not occurred prior to October 1, 2013.”

SECTION 3.   Representations and Warranties.  Each of the Seller and Servicer hereby represents and warrants to the Buyer, the Buyer Agent and the Administrator, as of the date hereof, as follows:

(a)           the representations and warranties of the Seller and the Servicer contained in Article VIII of the Amended and Restated Receivables Purchase Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)           no event has occurred and is continuing, or would result from such respective amendment, that constitutes a Termination Event or Potential Termination Event.

SECTION 4.    Conditions Precedent.  The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

(a)           Administrator shall have received a fully executed counterpart of this Amendment from each of the parties hereto;

(b)           each representation and warranty of the Seller, Volt, and Servicer contained herein or in any other Purchase Document (after giving effect to this Amendment) shall be true and correct;

(c)           no Termination Event, as set forth in Section 10.01 of the Amended and Restated Receivables Purchase Agreement, shall have occurred and be continuing;

(d)           Administrator shall have received (i) a fully executed copy of (A) Amendment No. 14 to the Receivables Sale and Contribution Agreement, dated as of the date hereof between the Seller and Volt, and (B) the Twelfth Amended and Restated Fee Letter, dated as of the date hereof, among the Buyer, Buyer Agent and the Seller and (ii) the fees due pursuant to such Twelfth Amended and Restated Fee Letter; and

(e)           all proceedings taken in connection with this Amendment and all documents relating hereto shall be reasonably satisfactory to Administrator, Buyer Agent and the Buyer and their respective counsel, and each such Person shall have received copies of such documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to each such Person.

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SECTION 5.   Financial Statements.

(a)           For avoidance of doubt, it is understood and agreed that all quarterly financial statements required to be delivered by the Seller on or after the date of this Amendment shall conform to the requirements of Section 9.03(b)(i) of the Amended and Restated Receivables Purchase Agreement; and that the alternative presentation permitted under one or more prior amendments to the Amended and Restated Receivables Purchase Agreement no longer shall apply.

(b)           In the event that preparation of the audited financial statements for its fiscal years ended October 30, 2011 and October 28, 2012 results in the restatement of any prior period financial statements of Volt that previously had been furnished by the Servicer to the Administrator, then, as promptly as practicable following any such restatement, the Servicer shall furnish the Administrator with such restated financial statements.

SECTION 6.   Amendment.  Seller, Servicer, Buyer Agent, Buyer and Administrator hereby agree that the provisions and effectiveness of this Amendment shall apply to the Amended and Restated Receivables Purchase Agreement as of the date hereof.  Except as amended by this Amendment, the Amended and Restated Receivables Purchase Agreement remains unchanged and in full force and effect.  This Amendment is a Purchase Document.

SECTION 7.    THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE MANDATORILY GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.  This Amendment may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged.  This Amendment may be executed in counterparts, and by the different parties on different counterparts, each of which shall constitute an original, but all together shall constitute one and the same agreement.  The section and other headings contained in this Amendment are for reference purposes only and shall not control or affect the construction of this Amendment or the interpretation hereof in any respect.

SECTION 8.    Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all outstanding commercial paper notes or other indebtedness of Market Street, it will not institute against or join any other Person in instituting against Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  The agreements set forth in this Section 8 and the parties’ respective obligations under this Section 8 shall survive the termination of this Amendment.

SECTION 9.    Market Street shall not have any obligation to pay any amounts owing hereunder unless and until Market Street has received such amounts pursuant to the Participation Interest and such amounts are not necessary to pay outstanding commercial paper notes or other outstanding indebtedness of Market Street.  In addition, each party hereto hereby agrees that no liability or obligation of Market Street hereunder for fees, expenses or indemnities shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against Market Street unless Market Street has received cash from the Participation Interest sufficient to pay such amounts, and such amounts are not necessary to pay outstanding commercial paper notes or other indebtedness of Market Street.  The agreements set forth in this Section 9 and the parties’ respective obligations under this Section 9 shall survive the termination of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

VOLT FUNDING CORP., as Seller By: /s/ Ludwig M. Guarino Ludwig M. Guarino Senior Vice President & Treasurer

Amendment No. 16 to A&R RPA

VOLT INFORMATION SCIENCES, INC., individually and as Servicer By: /s/ James Whitney Mayhew James Whitney Mayhew Senior Vice President & Chief Financial Officer

Amendment No. 16 to A&R RPA

MARKET STREET FUNDING LLC, as a Buyer By: /s/ Doris J. Hearn Name: Doris J. Hearn Title: Vice President

Amendment No. 16 to A&R RPA

PNC BANK, NATIONAL ASSOCIATION, as a Buyer Agent By: /s/ William P. Falcon Name: William P. Falcon Title: Senior Vice President

Amendment No. 16 to A&R RPA

PNC BANK, NATIONAL ASSOCIATION, as Administrator By: /s/ William P. Falcon Name: William P. Falcon Title: Senior Vice President

Amendment No. 16 to A&R RPA